Exhibit 99

FOR IMMEDIATE RELEASE

September 17, 2025

General Mills Reports Fiscal 2026 First-quarter Results and Reaffirms Full-year Outlook

•	First-quarter results were in line with company expectations on organic net sales and slightly ahead of expectations on adjusted operating profit and adjusted diluted earnings per share (EPS)

•	Net sales of $4.5 billion decreased 7 percent, including a 4-point headwind from the net impact of divestitures and acquisitions; organic net sales[1] were down 3 percent

•

Operating profit of $1.7 billion increased 108 percent, including a $1.05 billion gain on the U.S. yogurt divestiture; adjusted operating profit of $711 million was down 18 percent in constant currency

•	Diluted EPS of $2.22 increased 116 percent; adjusted diluted EPS of $0.86 was down 20 percent in constant currency

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS (September 17, 2025) – General Mills, Inc. (NYSE: GIS) today reported results for its first quarter ended August 24, 2025.

“Our primary goal in fiscal 2026 is to restore organic sales growth by investing in greater value, innovation, and product news for consumers,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “I’m pleased that we’re seeing the returns we expected on these investments, helping us grow or hold pound share in 8 of our top 10 U.S. categories while continuing to drive strong competitiveness in foodservice and international markets in the first quarter.

“We will continue to drive further improvement this year behind disciplined execution of our price investments, new advertising campaigns, stronger in-store events, and exciting innovation like Blue Buffalo’s launch into fresh pet food that is just now starting to ship to customers,” Harmening continued. “We’ll also continue to generate world-class efficiency through our Holistic Margin Management productivity program and our global transformation initiative, which will free up more resources to reinvest in growth.”

In fiscal 2026, General Mills is investing in its brands to restore volume-driven organic net sales growth, with initiatives that touch all elements of the company’s Remarkable Experience Framework: product, packaging, brand communication, omnichannel execution, and consumer value. These efforts are expected to result initially in improved pound growth and market share. The company expects to return to dollar growth after the initial price investment phase, as improved remarkability for consumers drives pound growth with favorable price/mix. The combination of these growth investments, divested earnings from the North American Yogurt divestitures, and normalization of corporate incentive expense is expected to be a headwind to operating profit and EPS in fiscal 2026, but position the company for stronger, more sustainable, and more profitable growth over the long term.

First Quarter Results Summary

•

Net sales were down 7 percent to $4.5 billion, including a 4-point headwind from the net impact of divestitures and acquisitions. Organic net sales were down 3 percent, driven primarily by unfavorable organic net price realization and mix reflecting price investments and unfavorable trade expense timing in North America Retail.

•

Gross margin was down 90 basis points to 33.9 percent of net sales, driven primarily by higher input costs, partially offset by the favorable impact of net price realization and mix to gross margin, largely due to a product mix benefit from the North American Yogurt divestitures, as well as favorable mark-to-market effects. Adjusted gross margin was down 120 basis points to 34.2 percent of net sales, driven primarily by higher input costs, partially offset by the favorable impact of net price realization and mix to adjusted gross margin, including the product mix benefit from the yogurt divestitures.

•

Operating profit of $1.7 billion was up 108 percent, driven primarily by a $1.05 billion gain on divestitures, partially offset by lower gross profit dollars. Operating profit margin of 38.2 percent was up 2,100 basis points. Adjusted operating profit of $711 million was down 18 percent in constant currency, driven primarily by lower adjusted gross profit dollars. This result was slightly ahead of expectations, driven by favorable phasing of input cost inflation and timing benefits in International, both of which are expected to unwind largely in the second quarter. Adjusted operating profit margin was down 210 basis points to 15.7 percent.

•

Net earnings attributable to General Mills of $1.2 billion were up 108 percent and diluted EPS was up 116 percent to $2.22, driven primarily by higher operating profit and lower net shares outstanding, partially offset by a higher effective tax rate. Adjusted diluted EPS of $0.86 was down 20 percent in constant currency, driven primarily by lower adjusted operating profit and a higher adjusted effective tax rate, partially offset by lower net shares outstanding.

Operating Segment Results

•

The following transactions impacted the comparability of financial results between fiscal 2025 and fiscal 2026: the acquisition of the North American Whitebridge Pet Brands business in the third quarter of fiscal 2025, the divestiture of the Canada Yogurt business in the third quarter of fiscal 2025, and the divestiture of the U.S. Yogurt business in the first quarter of fiscal 2026.

•	Tables may not foot due to rounding.

Components of Fiscal 2026 Reported Net Sales Growth
First Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(16) pts	3 pts	—	(13)%
North America Pet	1 pt	5 pts	—	6%
North America Foodservice	(2) pts	(2) pts	—	(4)%
International	(2) pts	6 pts	3 pts	6%

Total	(8) pts	1 pt	—	(7)%

Components of Fiscal 2026 Organic Net Sales Growth
First Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(1) pt	(4) pts	(5)%	—	(8) pts	(13)%
North America Pet	(4) pts	—	(5)%	—	11 pts	6%
North America Foodservice	1 pt	—	1%	—	(5) pts	(4)%
International	(2) pts	6 pts	4%	3 pts	—	6%

Total	(1) pt	(2) pts	(3)%	—	(4) pts	(7)%

Fiscal 2026 Segment Operating Profit Growth
First Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(24)%	(24)%
North America Pet	(5)%	(5)%
North America Foodservice	(1)%	(1)%
International	214%	196%

Total	(15)%	(15)%

North America Retail Segment

First-quarter net sales for General Mills’ North America Retail segment were down 13 percent to $2.6 billion, driven primarily by lower pound volume, including an 8-point headwind from the North American Yogurt divestitures. Organic net sales were down 5 percent. Nielsen-measured retail sales were down 4 percent in the quarter, with the 1-point gap to organic net sales growth driven primarily by a previously anticipated headwind from trade expense timing. Increased consumer value, innovation, and product news drove improved pound competitiveness in the quarter, with the segment holding or gaining pound share in 8 of its top 10 U.S. categories. Retail sales growth and market share in pounds was stronger than in dollars in the quarter, as expected, due to investments to address key price cliffs and price gaps in selected categories. Net sales were down double digits for the Big G Cereal & Canada operating unit, which represents the combination of the previous U.S. Morning Foods and Canada operating units, due largely to the yogurt divestitures. Net sales were down high-single digits for U.S. Snacks and down low-single digits for U.S. Meals & Baking Solutions. Segment operating profit of $564 million was down 24 percent as reported and in constant currency, due primarily to lower volume, including the impact of the yogurt divestitures.

North America Pet Segment

First-quarter net sales for the North America Pet segment were up 6 percent to $610 million, including an 11-point benefit from the North American Whitebridge Pet Brands acquisition. Organic net sales were down 5 percent and lagged all-channel retail sales results by approximately 4 points, primarily reflecting shipment timing differences. Including the Whitebridge acquisition, net sales in the quarter were up double digits for cat food and pet treats, and were down mid-single digits for dog food. The segment held pound share in the quarter across dog feeding, cat feeding, and treating. Segment operating profit of $113 million was down 5 percent, driven by higher input costs and higher selling, general, and administrative (SG&A) expenses, including investments ahead of the upcoming fresh pet food launch, partially offset by favorable net price realization and mix.

North America Foodservice Segment

First-quarter net sales for the North America Foodservice segment were down 4 percent to $517 million, including a 5-point headwind from the yogurt divestitures. Organic net sales were up 1 percent, driven by growth in cereal and biscuits. Market index pricing on bakery flour was a 2-point headwind to organic net sales. Segment operating profit of $71 million essentially matched year-ago levels, with the headwind from the yogurt divestitures largely offset by growth on the remaining business.

International Segment

First-quarter net sales for the International segment increased 6 percent to $760 million, including a 3-point benefit from foreign currency exchange. Organic net sales were up 4 percent, driven primarily by growth in India, North Asia, and Europe. Segment operating profit totaled $66 million versus $21 million a year ago, driven primarily by favorable net price realization and mix, partially offset by higher SG&A expenses. Net sales and operating profit results included certain timing benefits totaling approximately 3 percent of net sales that are expected to unwind in the remainder of fiscal 2026, primarily in the second quarter.

Joint Venture Summary

First-quarter constant-currency net sales were down 2 percent for Cereal Partners Worldwide (CPW) and increased 7 percent for Häagen-Dazs Japan (HDJ). Combined after-tax earnings from joint ventures totaled $7 million compared to $19 million a year ago, driven primarily by asset impairment charges and transaction costs related to certain assets held for sale at CPW.

Other Income Statement Items

First-quarter unallocated corporate items totaled $126 million net expense in fiscal 2026 compared to $124 million net expense a year ago (please see Note 4 below for more information on these expenses). Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $103 million net expense this year compared to $92 million net expense a year ago.

Divestitures gain totaled $1.05 billion in the first quarter, primarily related to the sale of the U.S. yogurt business (please see Note 2 below for more information on this transaction). Restructuring, transformation, impairment, and other exit costs totaled $16 million in the first quarter compared to $2 million a year ago (please see Note 3 below for more information on these charges).

Net interest expense totaled $133 million in the first quarter compared to $124 million a year ago, driven primarily by higher average long-term debt levels. The effective tax rate in the quarter was 25.6 percent compared to 21.8 percent last year (please see Note 6 below for more information on our effective tax rate). The first-quarter adjusted effective tax rate was 24.1 percent compared to 21.9 percent a year ago, driven primarily by certain non-recurring discrete tax benefits in fiscal 2025 and unfavorable earnings mix by jurisdiction in fiscal 2026.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $397 million in the first quarter compared to $624 million a year ago, driven primarily by lower net earnings, including the impact of divested earnings from the North American Yogurt divestitures, as well as unfavorable changes in core working capital. Capital investments totaled $110 million compared to $140 million a year ago. Dividends paid totaled $331 million compared to $338 million a year ago. The company’s share repurchase activity in the first quarter totaled $500 million compared to $300 million in share repurchases a year ago. Average diluted shares outstanding in the quarter decreased 4 percent to 542 million.

Fiscal 2026 Outlook

General Mills’ top priority in fiscal 2026 is to restore volume-driven organic net sales growth. The company expects category growth to be below its long-term projections, reflecting less benefit from price/mix amid a continued challenging consumer backdrop. To strengthen its categories and market share performance, the company is increasing investment in consumer value, product news, innovation, and brand building, guided by its remarkable experience framework. This includes a significant strategic investment to launch Blue Buffalo into the fast-growing U.S. fresh pet food sub-category in the second quarter. The company expects the combination of these growth investments, input cost inflation (including the impact of tariffs), and normalization of corporate incentive expense will outpace its expectation for Holistic Margin Management cost savings of 5 percent of cost of goods sold, $100 million in global transformation and other efficiency savings, and benefits from a 53rd week in fiscal 2026. Additionally, the company expects the net impact of the North American Yogurt divestitures and the North American Whitebridge Pet Brands acquisition will reduce adjusted operating profit growth by approximately 5 points in fiscal 2026.

Based on the above assumptions, the company reaffirmed its full-year fiscal 2026 financial targets²:

•	Organic net sales are expected to range between down 1 percent and up 1 percent.

•	Adjusted operating profit and adjusted diluted EPS are both expected to be down 10 to 15 percent in constant currency.

•	Free cash flow conversion is expected to be at least 95 percent of adjusted after-tax earnings.

•

The net impact of divestitures, acquisitions, foreign currency exchange, and the 53rd week is expected to reduce full-year net sales growth by approximately 4 percent. Foreign currency exchange is not expected to have a material impact on adjusted operating profit or adjusted diluted EPS growth.

²

Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, September 17, 2025, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2026 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: imposed and threatened tariffs by the United States and its trading partners; disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, tariffs, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	Aug. 24, 2025	Aug. 25, 2024	% Change
Net sales	$4,517.5	$4,848.1	(7)%
Cost of sales	2,984.7	3,159.3	(6)%
Selling, general, and administrative expenses	845.1	855.1	(1)%
Divestitures gain	(1,054.4)	—	NM
Restructuring, transformation, impairment, and other exit costs	16.3	2.2	NM

Operating profit	1,725.8	831.5	108%
Benefit plan non-service income	(15.1)	(13.9)	9%
Interest, net	132.8	123.6	7%

Earnings before income taxes and after-tax earnings from joint ventures	1,608.1	721.8	123%
Income taxes	410.9	157.4	161%
After-tax earnings from joint ventures	6.8	19.2	(65)%

Net earnings, including (loss) earnings attributable to noncontrolling interests	1,204.0	583.6	106%
Net (loss) earnings attributable to noncontrolling interests	(0.2)	3.7	(105)%

Net earnings attributable to General Mills	$1,204.2	$579.9	108%

Earnings per share – basic	$2.22	$1.03	116%

Earnings per share – diluted	$2.22	$1.03	116%

	Quarter Ended
	Aug. 24, 2025	Aug. 25, 2024	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	33.9%	34.8%	(90)
Selling, general, and administrative expenses	18.7%	17.6%	110
Operating profit	38.2%	17.2%	2,100
Net earnings attributable to General Mills	26.7%	12.0%	1,470

	Quarter Ended
	Aug. 24, 2025	Aug. 25, 2024	Basis Pt Change
Adjusted comparisons as a % of net sales (a):
Adjusted gross margin	34.2%	35.4%	(120)
Adjusted operating profit	15.7%	17.8%	(210)
Adjusted net earnings attributable to General Mills	10.4%	12.5%	(210)

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 24, 2025	Aug. 25, 2024	% Change
Net sales:
North America Retail	$2,625.5	$3,016.6	(13)%
International	760.2	717.0	6%
North America Pet	610.0	576.1	6%
North America Foodservice	516.7	536.2	(4)%

Total segment net sales	$4,512.4	$4,845.9	(7)%

Corporate and other	5.1	2.2	132%

Total net sales	$4,517.5	$4,848.1	(7)%

Operating profit:
North America Retail	$564.2	$745.7	(24)%
International	65.7	20.9	214%
North America Pet	112.9	119.4	(5)%
North America Foodservice	70.6	71.5	(1)%

Total segment operating profit	$813.4	$957.5	(15)%

Unallocated corporate items	125.7	123.8	2%
Divestitures gain	(1,054.4)	—	NM
Restructuring, transformation, impairment, and other exit costs	16.3	2.2	NM

Operating profit	$1,725.8	$831.5	108%

	Quarter Ended
	Aug. 24, 2025	Aug.25, 2024	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	21.5%	24.7%	(320)
International	8.6%	2.9%	570
North America Pet	18.5%	20.7%	(220)
North America Foodservice	13.7%	13.3%	40

Total segment operating profit	18.0%	19.8%	(180)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Aug. 24, 2025	Aug. 25, 2024	May 25, 2025
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$952.9	$468.1	$363.9
Receivables	1,804.3	1,843.8	1,795.9
Inventories	2,051.5	1,996.4	1,910.8
Prepaid expenses and other current assets	431.1	505.3	464.7
Assets held for sale	—	—	740.4

Total current assets	5,239.8	4,813.6	5,275.7
Land, buildings, and equipment	3,583.2	3,776.3	3,632.6
Goodwill	15,660.2	14,787.7	15,622.4
Other intangible assets	7,087.3	6,982.8	7,081.4
Other assets	1,445.1	1,408.8	1,459.0

Total assets	$33,015.6	$31,769.2	$33,071.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,740.0	$3,823.4	$4,009.5
Current portion of long-term debt	2,166.5	1,640.0	1,528.4
Notes payable	22.1	249.1	677.0
Other current liabilities	2,031.0	1,576.9	1,624.0
Liabilities held for sale	—	—	18.4

Total current liabilities	7,959.6	7,289.4	7,857.3
Long-term debt	12,218.4	11,431.3	12,673.2
Deferred income taxes	2,056.9	2,195.3	2,100.8
Other liabilities	1,261.8	1,326.6	1,228.6

Total liabilities	23,496.7	22,242.6	23,859.9

Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,107.1	1,164.6	1,218.8
Retained earnings	22,791.1	21,213.9	21,917.8
Common stock in treasury, at cost, shares of 219.9, 198.8, and 212.2	(11,866.6)	(10,601.9)	(11,467.9)
Accumulated other comprehensive loss	(2,600.5)	(2,576.5)	(2,545.0)

Total stockholders’ equity	9,506.6	9,275.6	9,199.2
Noncontrolling interests	12.3	251.0	12.0

Total equity	9,518.9	9,526.6	9,211.2

Total liabilities and equity	$33,015.6	$31,769.2	$33,071.1

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	Aug. 24, 2025	Aug. 25, 2024
Cash Flows - Operating Activities
Net earnings, including (loss) earnings attributable to noncontrolling interests	$1,204.0	$583.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	138.7	139.6
After-tax earnings from joint ventures	(6.8)	(19.2)
Distributions of earnings from joint ventures	26.9	23.1
Stock-based compensation	15.1	20.3
Deferred income taxes	10.0	16.2
Pension and other postretirement benefit plan contributions	(5.2)	(7.5)
Pension and other postretirement benefit plan costs	(6.7)	(3.2)
Divestitures gain	(1,054.4)	—
Restructuring, transformation, impairment, and other exit costs	(2.7)	0.2
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	58.8	(107.6)
Other, net	19.3	(21.3)

Net cash provided by operating activities	397.0	624.2

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(109.5)	(140.3)
Acquisition, net of cash acquired	—	(7.7)
Proceeds from divestitures	1,803.4	—
Proceeds from disposal of land, buildings, and equipment	2.8	0.6
Other, net	(1.9)	(0.6)

Net cash provided by (used by) investing activities	1,694.8	(148.0)

Cash Flows - Financing Activities
Change in notes payable	(654.8)	238.0
Proceeds from common stock issued on exercised options	0.2	9.4
Purchases of common stock for treasury	(500.0)	(300.0)
Dividends paid	(330.9)	(337.8)
Distributions to noncontrolling interest holders	—	(5.0)
Other, net	(21.7)	(34.0)

Net cash used by financing activities	(1,507.2)	(429.4)

Effect of exchange rate changes on cash and cash equivalents	4.4	3.3

Increase in cash and cash equivalents	589.0	50.1
Cash and cash equivalents - beginning of year	363.9	418.0

Cash and cash equivalents - end of period	$952.9	$468.1

Cash Flows from changes in current assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$0.9	$(145.6)
Inventories	(135.2)	(95.7)
Prepaid expenses and other current assets	36.6	59.7
Accounts payable	(252.5)	(76.4)
Other current liabilities	409.0	150.4

Changes in current assets and liabilities	$58.8	$(107.6)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)	During the first quarter of fiscal 2026, we completed the sale of our United States yogurt business to Groupe Lactalis S.A. and recorded a pre-tax gain of $1,046 million.

During the third quarter of fiscal 2025, we completed the sale of our Canada yogurt business to Sodiaal International and recorded a pre-tax gain of $96 million. In the first quarter of fiscal 2026, we recorded a sale price adjustment that resulted in an $8 million increase to the pre-tax gain.

During the third quarter of fiscal 2025, we acquired NX Pet Holding, Inc., representing Whitebridge Pet Brands’ North American premium cat feeding and pet treating business, for a purchase price of $1 billion (Whitebridge Pet Brands acquisition). We financed the transaction with cash on hand and new debt. We consolidated Whitebridge Pet Brands into our Consolidated Balance Sheets and recorded goodwill of $1,087 million, an indefinite-lived intangible asset for the Tiki Pets brand totaling $289 million, and a finite-lived customer relationship asset of $31 million. The goodwill is included in the North America Pet segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. We have conducted a preliminary assessment of the fair value of the acquired assets and liabilities of the business and we are continuing our review of these items during the measurement period. If new information is obtained about facts and circumstances that existed at the acquisition date, the acquisition accounting will be revised to reflect the resulting adjustments to current estimates of those items. The consolidated results are reported in our North America Pet operating segment on a one-month lag.

(3)	Restructuring, transformation, and impairment charges are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended
In Millions	Aug. 24, 2025	Aug. 25, 2024
Restructuring, transformation, impairment, and other exit costs	$16.3	$2.2
Cost of sales	2.0	0.7

Total restructuring, transformation, and impairment charges	$18.3	$2.9

In the first quarter of fiscal 2026, we did not undertake any new restructuring or transformation actions. We recorded $18 million of restructuring and transformation charges in the first quarter of fiscal 2026 and $3 million of restructuring charges in the first quarter of fiscal 2025 related to actions previously announced. We expect these actions to be completed by the end of fiscal 2028.

(4)

Unallocated corporate expenses totaled $126 million in the first quarter of fiscal 2026, compared to $124 million in the same period in fiscal 2025. In the first quarter of fiscal 2026, we recorded $12 million of transaction costs related to the sale of our United States yogurt business. We recorded $2 million of restructuring charges in cost of sales in the first quarter of fiscal 2026, compared to $1 million of restructuring charges in cost of sales in the same period last year. In the first quarter of fiscal 2026, we recorded an $8 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to a $29 million net increase in expense in the same period last year. In addition, we recorded $1 million of integration costs in the first quarter of fiscal 2026 primarily related to the Whitebridge Pet Brands acquisition, compared to $2 million of integration costs during the same period last year related to the acquisition of a pet food business in Europe.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended
In Millions, Except per Share Data	Aug. 24, 2025	Aug. 25, 2024
Net earnings attributable to General Mills	$1,204.2	$579.9

Average number of common shares – basic EPS	541.3	560.5
Incremental share effect from: (a)
Stock options	0.2	1.5
Restricted stock units and performance share units	1.0	1.8

Average number of common shares – diluted EPS	542.5	563.8

Earnings per share – basic	$2.22	$1.03
Earnings per share – diluted	$2.22	$1.03

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the first quarter of fiscal 2026 was 25.6 percent compared to 21.8 percent for the first quarter of fiscal 2025. The 3.8 percentage point increase was primarily due to certain unfavorable tax components related to the sale of our United States yogurt business, certain nonrecurring discrete tax benefits in fiscal 2025, and unfavorable earnings mix by jurisdiction in fiscal 2026. Our effective tax rate excluding certain items affecting comparability was 24.1 percent in the first quarter of fiscal 2026, compared to 21.9 percent in the same period last year (see the “Non-GAAP Measures” section below for a description of our use of measures not defined by GAAP). The 2.2 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in fiscal 2025 and unfavorable earnings mix by jurisdiction in fiscal 2026.

(7)

We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors, and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2026 outlook for organic net sales growth, constant-currency adjusted operating profit and adjusted diluted EPS, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring and transformation charges, transaction and acquisition integration costs, acquisitions, divestitures, mark-to-market effects, and a 53rd week. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of acquisitions, divestitures, and restructuring and transformation actions throughout fiscal 2026. The unavailable information could have a significant impact on our fiscal 2026 GAAP financial results.

For fiscal 2026, we currently expect: the net impact from foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions), acquisitions and divestitures completed prior to fiscal 2026 and those expected to close in fiscal 2026, and a 53rd week to reduce net sales growth by approximately 4 percent; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring and transformation charges and transaction and acquisition integration costs related to actions previously announced to total approximately $90 million to $95 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Divestitures gain

Divestitures gain recorded in fiscal 2026 related to the sale of our United States yogurt business in fiscal 2026 and Canada yogurt business in fiscal 2025. Please see Note 2.

Restructuring and transformation charges

Restructuring and transformation charges related to previously announced actions recorded in fiscal 2026 and fiscal 2025. Please see Note 3.

CPW asset impairments, transaction costs, and restructuring charges

CPW asset impairment charges and transaction costs related to certain assets held for sale recorded in fiscal 2026. CPW restructuring charges related to previously announced restructuring actions in fiscal 2025.

Transaction costs

Fiscal 2026 transaction costs related to the sale of our United States yogurt business. Please see Note 2.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Acquisition integration costs

Integration costs related to the Whitebridge Pet Brands acquisition in fiscal 2025 and the acquisition of a pet food business in Europe in fiscal 2024 recorded in fiscal 2026 and fiscal 2025. Please see Note 2.

Investment activity, net

Valuation adjustments of certain corporate investments in fiscal 2026 and fiscal 2025.

Project-related costs

Restructuring initiative project-related costs related to previously announced restructuring actions recorded in fiscal 2025.

Adjusted Operating Profit Growth and Related Constant—currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year—to—year basis. The measure is evaluated on a constant—currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year—to—year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant—currency basis is calculated as follows:

	Quarter Ended
	Aug. 24, 2025	Aug. 25, 2024	Change
Operating profit as reported	$1,725.8	$831.5	108%
Divestitures gain	(1,054.4)	—
Restructuring and transformation charges	18.3	2.9
Transaction costs	11.8	—
Mark - to - market effects	8.5	28.8
Acquisition integration costs	1.4	1.6
Investment activity, net	(0.2)	0.4
Project - related costs	—	0.1

Adjusted operating profit	$711.2	$865.3	(18)%

Foreign currency exchange impact			Flat

Adjusted operating profit growth, on a constant—currency basis			(18)%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant—currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year - to - year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant—currency growth rates follows:

	Quarter Ended
Per Share Data	Aug. 24, 2025	Aug. 25, 2024	Change
Diluted earnings per share, as reported	$2.22	$1.03	116%
Divestitures gain	(1.43)	—
Restructuring and transformation charges	0.03	—
CPW asset impairments and transaction costs	0.02	—
Transaction costs	0.02	—
Mark - to - market effects	0.01	0.04

Adjusted diluted earnings per share	$0.86	$1.07	(20)%

Foreign currency exchange impact			Flat

Adjusted diluted earnings per share growth, on a constant—currency basis			(20)%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year—to—year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Aug. 24, 2025		Aug. 25, 2024
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,532.8	33.9%	$1,688.8	34.8%
Mark - to - market effects	8.5	0.2%	28.8	0.6%
Restructuring and transformation charges	2.0	—%	0.7	—%
Project - related costs	—	—%	0.1	—%

Adjusted gross margin	$1,543.3	34.2%	$1,718.4	35.4%

Operating profit as reported	$1,725.8	38.2%	$831.5	17.2%
Divestitures gain	(1,054.4)	(23.3)%	—	—%
Restructuring and transformation charges	18.3	0.4%	2.9	0.1%
Transaction costs	11.8	0.3%	—	—%
Mark - to - market effects	8.5	0.2%	28.8	0.6%
Acquisition integration costs	1.4	—%	1.6	—%
Investment activity, net	(0.2)	—%	0.4	—%
Project - related costs	—	—%	0.1	—%

Adjusted operating profit	$711.2	15.7%	$865.3	17.8%

Net earnings attributable to General Mills as reported	$1,204.2	26.7%	$579.9	12.0%
Divestitures gain, net of tax (b)	(777.5)	(17.2)%	—	—%
Restructuring and transformation charges, net of tax (b)	14.1	0.3%	2.2	—%
CPW asset impairments, transaction costs, and restructuring charges	11.8	0.3%	0.1	—%
Transaction costs, net of tax (b)	9.1	0.2%	—	—%
Mark - to - market effects, net of tax (b)	6.5	0.1%	22.2	0.5%
Acquisition integration costs, net of tax (b)	1.1	—%	1.2	—%
Investment activity, net, net of tax (b)	(0.2)	—%	0.3	—%
Project - related costs, net of tax (b)	—	—%	0.1	—%

Adjusted net earnings attributable to General Mills	$469.0	10.4%	$605.9	12.5%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Aug. 24, 2025
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(24)%	Flat		(24)%
International	214%	19	pts	196%
North America Pet	(5)%	Flat		(5)%
North America Foodservice	(1)%	Flat		(1)%

Total segment operating profit	(15)%	Flat		(15)%

Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended
	Aug. 24, 2025		Aug. 25, 2024
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$1,608.1	$410.9	$721.8	$157.4
Divestitures gain	(1,054.4)	(276.9)	—	—
Restructuring and transformation charges	18.3	4.3	2.9	0.7
Transaction costs	11.8	2.7	—	—
Mark-to-market effects	8.5	2.0	28.8	6.6
Acquisition integration costs	1.4	0.3	1.6	0.4
Investment activity, net	(0.2)	(0.1)	0.4	0.1
Project-related costs	—	—	0.1	—

As adjusted	$593.5	$143.2	$755.6	$165.3

Effective tax rate:
As reported		25.6%		21.8%
As adjusted		24.1%		21.9%

Sum of adjustments to income taxes		$(267.7)		$7.8

Average number of common shares - diluted EPS		542.5		563.8

Impact of income tax adjustments on adjusted diluted EPS		$0.49		$(0.01)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

For more information on the reconciling items, please see the Significant Items Impacting Comparability section above.